Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson (262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2020

THIRD QUARTER FINANCIAL RESULTS

● Third quarter sales up sequentially driven primarily by stable marine demand
● Generated $5.3 million of cash from operating activities during the third quarter
● Recorded a non-cash goodwill impairment of $27.6 million
● Recently implemented annualized expense reductions of $4.1 million in response to the COVID-19 crisis

RACINE, WISCONSIN—May 1, 2020— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2020 third quarter ended March 27, 2020.

“We are focused on successfully navigating the near-term challenges created by the unprecedented COVID-19 crisis and the significant decline in global oil and gas prices, while protecting the health and safety of our customers, employees, and communities,” commented John H. Batten, Chief Executive Officer. “Over five years ago we started pursuing strategies to limit the capital requirements of our business, improve manufacturing efficiency, reduce costs, and diversify our geographic footprint and end market concentration. These initiatives have created a more agile, efficient, and modern platform helping us withstand current global market trends.”

“Unfortunately, gross profit was impacted by an additional $2.2 million expense for the continuation of a product performance issue related to one of our pressure pumping transmission models that was initially recorded in the fiscal 2020 first quarter. Due to high rig utilization, it was difficult for us to get rigs out of service for repair in the first calendar quarter, resulting in higher cost repairs than anticipated. With the recent decline in utilization, we expect the incident rate to improve significantly, allowing for less expensive repair costs. We continue to work with this customer and address their installed base of Twin Disc oil and gas transmission systems. Gross margin, adjusted for the product performance accrual, represents the third consecutive quarter of higher sequential gross margin reflecting our success improving efficiencies and overall profitability.”

Mr. Batten continued: “Our six-month backlog at March 27, 2020, was $87.4 million, compared to $99.6 million at June 30, 2019 and $113.7 million at March 29, 2019. Stable marine and propulsion demand primarily associated with the 2018 Veth Propulsion acquisition is helping support our six-month backlog. Many of our global markets are expected to remain challenging over the next several quarters as a result of the COVID-19 crisis and the historic decline in oil and gas prices. While the adverse economic effects of the outbreak are not fully known, management has already seen significant order cancellations and a decline in North American incoming orders, with April orders down more than 60% from the year to date run rate. Throughout this period, we will continue making the necessary adjustments to our operations and cost structure, while remaining focused on pursuing our long-term diversification and operational strategies. We remain confident that the acquisition of Veth Propulsion will continue to provide profitable growth and remain committed to this strategy of profitable diversification. As noted in our April 8, 2020 press release, we have already taken significant actions that will drive $4.1 million in annualized savings. For over 100 years, Twin Disc has successfully navigated various economic and market cycles and we are confident we will withstand the impacts of the COVID-19 crisis and related downturn in the global energy markets.”

Sales for the fiscal 2020 third quarter decreased to $68.6 million, from $77.4 million for the same period last year. The 11.3% decrease in 2020 third quarter sales was primarily due to continued softness in the Company’s oil and gas markets along with weaker demand for industrial products compared to the same period the prior fiscal year. Year-to-date, sales were $187.5 million, compared to $230.2 million for the fiscal 2019 nine months. Foreign currency exchange had a $1.3 million unfavorable impact on fiscal 2020 third quarter sales and a $3.9 million unfavorable impact on fiscal 2020 year-to-date sales.

Gross profit for the fiscal 2020 third quarter was 24.1%, compared to 29.9% in the fiscal 2019 third quarter. The 580-basis point decrease in gross profit percent for the fiscal 2020 third quarter compared to the fiscal 2019 third quarter was primarily due to the $2.2 million expense related to the product performance issue noted above, as well as lower sales and volume shifting to lower margin products. Gross profit, as a percent of fiscal 2020 third quarter sales, adjusted for the product performance accrual was 27.4%, which represents the third consecutive quarter of sequential gross margin improvement.

For the fiscal 2020 third quarter, marketing, engineering and administrative (ME&A) expenses decreased $2.0 million to $15.3 million. The 11.7% decrease in ME&A expenses in the quarter was primarily due to reduced bonus expense ($0.5 million), stock based compensation ($0.6 million), professional fees ($0.3 million), the impact of the Mill Log divestiture ($0.6 million) and general cost containment actions ($0.4 million). These decreases were partially offset by an increase to amortization expense due to a change in assumptions ($0.4 million). As a percent of revenues, ME&A expenses were 22.4% for the fiscal 2020 third quarter, compared to 22.4% for the same period last fiscal year. Year-to-date, ME&A expenses were $48.1 million, compared to $55.3 million for the fiscal 2019 nine-month period. As a percent of revenues, year-to-date ME&A expenses were 25.7%, compared to 24.0% for the same period last fiscal year.

Twin Disc recorded restructuring charges of $0.5 million in the fiscal 2020 third quarter, compared to restructuring charges of $0.1 million in the same period last fiscal year. Restructuring activities during the fiscal 2020 third quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations. Year-to-date, the Company recorded restructuring charges of $4.9 million, compared to $0.7 million for the same period last fiscal year.

The Company recorded a $27.6 million non-cash goodwill and long-lived asset impairment charge in the fiscal 2020 third quarter related to the unprecedented uncertainty in the Company’s markets due to the global COVID-19 pandemic, along with an historic decline in oil prices impacting the global energy market.

The fiscal 2020 nine-month tax rate of 8.9% was significantly lower than the prior year nine month rate of 24.6%. The current year rate was significantly impacted by the $27.6 million non-cash goodwill impairment charge booked in the third quarter, which resulted in a 13.8% decrease to the effective rate. The current year rate was also impacted by the GILTI (Global Intangible Low-Taxed Income) provisions of the Tax Cuts and Jobs Act, which require the inclusion of foreign income but prohibit certain foreign deductions and credits when in a domestic loss position. The impact of the GILTI provision was to reduce the current year effective rate by 2.7%. Income generated in foreign jurisdictions and other tax preference items also impacted the rate.

Net loss attributable to Twin Disc for the fiscal 2020 third quarter was $(25.2 million), or ($1.92) per share, compared to net income attributable to Twin Disc of $4.6 million, or $0.34 per diluted share, for the fiscal 2019 third quarter. Year-to-date, net loss attributable to Twin Disc was $(38.1 million), or ($2.89) per share, compared to net income attributable to Twin Disc of $11.5 million, or $0.90 per diluted share, for the fiscal 2019 nine months.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated, “We are focused on strengthening our balance sheet by proactively reducing working capital levels, generating positive operating cash flow, and lowering debt. During the third quarter, we generated $5.3 million of cash from operating activities, and proactively paid down $9.6 million of debt from second quarter levels. Working capital at March 27, 2020 was $110.3 million, compared to $127.3 million at June 30, 2019. In addition, we have deferred all non-essential spending and capital expenditures for the remainder of this year to conserve cash until the economic environment becomes clearer.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on May 1, 2020. To participate in the conference call, please dial
866-548-4713 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. May 1, 2020 until midnight May 8, 2020. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 1556831.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019

Net sales	$68,636	$77,420	$187,462	$230,216
Cost of goods sold	52,087	54,303	145,566	157,026
Gross profit	16,549	23,117	41,896	73,190

Marketing, engineering and administrative expenses	15,349	17,375	48,106	55,269
Restructuring expenses	532	131	4,902	738
Goodwill and other impairment charge	27,603	-	27,603	-
Other operating income	-	(1,357)	-	(1,357)
(Loss) income from operations	(26,935)	6,968	(38,715)	18,540
Interest expense	488	449	1,324	1,583
Other expense, net	898	490	1,618	1,608

(Loss) income before income taxes and noncontrolling interest	(28,321)	6,029	(41,657)	15,349
Income tax (benefit) expense	(3,145)	1,442	(3,722)	3,780

Net (loss) income	(25,176)	4,587	(37,935)	11,569
Less: Net earnings attributable to noncontrolling interest, net of tax	(54)	(27)	(122)	(75)
Net (loss) income attributable to Twin Disc	$(25,230)	$4,560	$(38,057)	$11,494

(Loss) income per share data:
Basic (loss) income per share attributable to Twin Disc common shareholders	$(1.92)	$0.35	$(2.89)	$0.91
Diluted (loss) income per share attributable to Twin Disc common shareholders	$(1.92)	$0.34	$(2.89)	$0.90

Weighted average shares outstanding data:
Basic shares outstanding	13,175	12,914	13,147	12,437
Diluted shares outstanding	13,175	13,146	13,147	12,652

Comprehensive (loss) income
Net (loss) income	$(25,176)	$4,587	$(37,935)	$11,569
Benefit plan adjustments, net of taxes of $490, $146, $828, and $437, respectively	1,593	478	2,698	1,427
Foreign currency translation adjustment	(1,266)	(869)	(2,615)	(3,217)
Unrealized loss on cash flow hedge, net of income taxes of $178, $0, $177 and $0, respectively	(582)	-	(579)	-
Comprehensive (loss) income	(25,431)	4,196	(38,431)	9,779
Less: Comprehensive income attributable to noncontrolling interest	(46)	(44)	(132)	(52)

Comprehensive (loss) income attributable to Twin Disc	$(25,477)	$4,152	$(38,563)	$9,727

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; except share amounts, unaudited)

	March 27,	June 30,
	2020	2019
ASSETS
Current assets:
Cash	$8,434	$12,362
Trade accounts receivable, net	31,514	44,013
Inventories	127,615	125,893
Prepaid expenses	6,681	11,681
Other	8,128	8,420

Total current assets	182,372	202,369

Property, plant and equipment, net	72,863	71,258
Goodwill, net	-	25,954
Intangible assets, net	19,925	25,353
Deferred income taxes	22,848	18,178
Other assets	3,152	3,758

TOTAL ASSETS	$301,160	$346,870

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	27,909	31,468
Accrued liabilities	42,160	41,646

Total current liabilities	72,069	75,114

Long-term debt	40,874	40,491
Lease obligations	13,340	12,646
Accrued retirement benefits	22,502	25,878
Deferred income taxes	5,780	7,429
Other long-term liabilities	2,560	2,494

Total liabilities	157,125	164,052

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	42,286	45,047
Retained earnings	158,415	196,472
Accumulated other comprehensive loss	(38,476)	(37,971)
	162,225	203,548
Less treasury stock, at cost (1,226,809 and 1,392,524 shares, respectively)	18,796	21,332

Total Twin Disc shareholders' equity	143,429	182,216

Noncontrolling interest	606	602
Total equity	144,035	182,818

TOTAL LIABILITIES AND EQUITY	$301,160	$346,870

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)

	For the Three Quarters Ended
	March 27, 2020	March 29, 2019

Cash flows from operating activities:
Net (loss) income	$(37,935)	$11,569
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities, net of acquired assets:
Depreciation and amortization	8,917	6,974
Restructuring expenses	2,556	28
Goodwill and other impairment charge	27,603	-
Provision for deferred income taxes	(6,225)	1,158
Stock compensation expense and other non-cash changes, net	859	2,123
Amortization of inventory fair value step-up	-	3,223
Gain on sale of Mill Log	-	(865)
Gain on contingent consideration of Veth Propulsion acquisition	-	(492)
Net change in operating assets and liabilities	9,556	(35,876)
Net cash provided (used) by operating activities	5,331	(12,158)

Cash flows from investing activities:
Acquisitions of fixed assets	(9,155)	(8,911)
Proceeds from sale of fixed assets	109	145
Other, net	(27)	(229)
Proceeds from sale of Mill Log, net of costs to sell	-	5,158
Acquisition of Veth Propulsion, less cash acquired	-	(60,195)
Net cash used by investing activities	(9,073)	(64,032)

Cash flows from financing activities:
Borrowings under revolving loan arrangement	78,597	123,904
Repayments of revolver loans	(76,805)	(99,156)
Repayments of long-term debt	(1,164)	(23,872)
Dividends paid to noncontrolling interest	(127)	(115)
Payments of withholding taxes on stock compensation	(913)	(926)
Proceeds from issuance of common stock, net	-	32,210
Proceeds from exercise of stock options	-	36
Borrowings under term debt arrangement	-	44,151
Net cash (used) provided by financing activities	(412)	76,232

Effect of exchange rate changes on cash	226	544

Net change in cash	(3,928)	586

Cash:

Beginning of period	12,362	15,171

End of period	$8,434	$15,757

Reconciliation of Consolidated net (LOSS) InCOME to EBITDA (In thousands; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019
Net (loss) income attributable to Twin Disc	$(25,230)	$4,560	$(38,057)	$11,494
Interest expense	488	449	1,324	1,583
Income taxes	(3,145)	1,442	(3,722)	3,780
Depreciation and amortization	2,991	3,514	8,917	10,197
Earnings before interest, taxes, depreciation and amortization	$(24,896)	$9,965	$(31,538)	$27,054

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